Exhibit 99.(n)

PAX WORLD FUNDS SERIES TRUST I

Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3

Individual Investor Class, Institutional Class and Class R Shares

Effective April 1, 2007, as amended and restated

September 13, 2007

Each class of shares of each series of Pax World Funds Series Trust I (the “Trust”) listed on Schedule A hereto, as amended from time to time (collectively, the “Funds”), will have the same relative rights and privileges and be subject to the same sales charges (if any), fees and expenses, except as set forth below.  The Board of Trustees (the “Board”) may determine in the future that other distribution arrangements, allocations of expenses (whether ordinary or extraordinary) or services to be provided to a class of shares are appropriate and amend this Multiple Class Plan accordingly without the approval of shareholders of any class.  Except as set forth below or in the Funds’ prospectus, shares of one Fund may be exchanged only for shares of the same class of another Fund.

Article I.  Individual Investor Class Shares

Individual Investor Class shares are sold at net asset value per share, without the imposition of an initial sales charge or contingent deferred sales charge, subject to the minimum purchase requirements set forth in the Funds’ prospectus from time to time.  Individual Investor Class shares of Pax World High Yield Bond Fund will be subject to a redemption fee under such circumstances and in such amount as may be set forth in the Funds’ prospectus from time to time.  Individual Investor Class shares are subject to fees calculated as a percentage of the net assets attributable to Individual Investor Class shares at a rate no greater than the maximum permitted under the Funds’ Distribution Plan for Individual Investor Class Shares (the “Individual Investor Class Rule 12b-1 Plan”) as set forth in the Individual Investor Class Rule 12b-1 Plan.  The Individual Investor Class shareholders of each Fund have exclusive voting rights, if any, with respect to the Individual Investor Class Rule 12b-1 Plan.  Transfer agency fees are allocated to Individual Investor Class shares on a per account basis.  Individual Investor Class shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating solely to Individual Investor Class shares.

Individual Investor Class shares of the Funds may be exchanged, at the holder’s option, for Institutional Class shares of the same Fund, provided that the holder of such shares meets applicable eligibility requirements for Institutional Class shares as described in the Fund’s prospectus.  Any such exchange will occur at the relative net asset value of the two share classes, without the imposition of any sales load, fee, or other charge.  The share class exchange features of Individual Investor Class shares of the Funds are subject to the provisions set forth below in “Availability of Exchange and Conversion Features.”

Article II.  Institutional Class Shares

Institutional Class shares are sold at net asset value per share, without the imposition of an initial sales charge or contingent deferred sales charge, subject to the minimum purchase requirements set forth in the Funds’ prospectus from time to time.  Institutional Class shares of Pax World High Yield Bond Fund will be subject to a redemption fee under such circumstances and in such amount as may be set forth in the Fund’s prospectus from time to time.  Transfer agency fees are allocated to Institutional Class shares on a per account basis.  Institutional Class shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating solely to Institutional Class shares.

The Trust reserves the right to convert Institutional Class shares held in a shareholder’s account to Individual Investor Class shares of the same Fund in the event the holder of Institutional Class shares no longer satisfies the eligibility requirements for Institutional Class  shares as described in the Funds’ prospectus.  Any such conversion will occur at the relative net asset value of the two share classes, without the imposition of any sales load, fee, or other charge.  Notwithstanding the foregoing, a shareholder’s Institutional Class shares will not be converted to Individual Investor Class shares without prior notice by the Trust.  The conversion features for Institutional Class shares are subject to the provisions set forth below in “Availability of Exchange and Conversion Features.”

Article III.  Class R Shares

Class R shares are sold at net asset value per share, without the imposition of an initial sales charge or contingent deferred sales charge, subject to the minimum purchase requirements set forth in the Funds’ prospectus from time to time.  Class R shares of Pax World High Yield Bond Fund will be subject to a redemption fee under such circumstances and in such amount as may be set forth in the Funds’ prospectus from time to time.  Class R shares are subject to fees calculated as a percentage of the net assets attributable to Class R shares at a rate no greater than the maximum permitted under the Funds’ Distribution Plan for Class R Shares (the “Class R Rule 12b-1 Plan”) as set forth in the Class R Rule 12b-1 Plan.  The Class R shareholders of each Fund have exclusive voting rights, if any, with respect to the Class R Rule 12b-1 Plan.  Transfer agency fees are allocated to Class R shares on a per account basis.  Class R shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating solely to Class R shares.

Article IV.  Availability of Exchange and Conversion Features

The Trust may, but will not be obligated to, suspend the exchange and conversion features at any time if it determines that such exchange or conversion may result in adverse tax consequences to the Fund or its shareholders.

Article V.  Approval by Board of Trustees

This Amended and Restated Multiple Class Plan shall not take effect with respect to any Fund until it has been approved by the vote of a majority (or whatever greater percentage may, from time to time, be required under Rule 18f-3 under the Investment Company Act of 1940, as amended (the “Act”)) of each of (a) the Trustees of Pax World Funds Series Trust I (the “Trust”) and (b) those Trustees of the Trust who are not “interested persons” (as such term may be defined from time to time under the Act) of the Trust.

Article VI.  Amendments

No material amendment to this Amended and Restated Multiple Class Plan shall be effective with respect to any Fund unless such amendment is approved by the Board in the manner provided for approval of this Amended and Restated Multiple Class Plan in Article V hereof.

SCHEDULE A

Funds

Pax World Balanced Fund
Pax World Growth Fund
Pax World High Yield Bond Fund
Pax World Value Fund
Pax World Women’s Equity Fund
Pax World Global Green Fund
Pax World International Fund
Pax World Small Cap Fund